UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	January 2, 2010

JENNIFER CONVERTIBLES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-9681	11-2824646
(Commission File Number)	(IRS Employer Identification No.)

417 Crossways Park Drive, Woodbury, New York	11797
(Address of Principal Executive Offices)	(Zip Code)

(516) 496-1900
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     As of December 31, 2009, we entered into an agreement with the affiliated private company (the “related company”), pursuant to which, effective January 1, 2010, the related company ceased operations at the 20 stores formerly operated by it (the “Stores”) and we began operating the Stores solely for our benefit and account (the “Agreement”) in order to protect our brand and our customers. The Agreement allows us to evaluate each Store location and negotiate with the landlords at such locations for entry into new leases at such Stores.

     We have agreed to purchase the inventory in the showrooms of the Stores for $635,000, payable over five months and subject to offset under certain circumstances. As previously disclosed in that certain Current Report on Form 8-K dated December 23, 2009, the related company was in default under the interim agreement between us and the related company that we had been operating under since November 27, 2009, which as of December 31, 2009, equaled approximately $300,000. Pursuant to the Agreement, the $300,000 owed to us by the related company under such interim agreement was extinguished. In addition, the related company surrendered to us 93,579 shares of our common stock, par value $0.01 per share, owned by the related company.

     With the exception of the Agreement, all agreements between the related company and us have been terminated and are of no further force and effect. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.06 Material Impairments.

     On January 4, 2010, as a result of the Agreement and the termination of all prior agreements between us and the related company, the Board of Directors determined that the receivable from the related company which the Board of Directors estimates is between $4,000,000 and $5,000,000 should be written off the Company’s balance sheet.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits

Number	Description
10.1	Agreement, by and between Jara Enterprises Inc., Jane Love and Jennifer Convertibles, Inc., dated as of December 31, 2009.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2010	Jennifer Convertibles, Inc.

	By:	/s/ Harley J. Greenfield
	Name:	Harley J. Greenfield
	Title:	Chief Executive Officer